16020 Industrial Drive, Gaithersburg, Maryland 20877 USA	Phone: (301) 869-9800, Fax: (301) 208-3798

FOR IMMEDIATE RELEASE

CONTACTS:

George Migausky	Jonathan Fassberg (investors)	Paul Caminiti or Andrew Cole (media)
BioVeris Corporation	The Trout Group	Sard Verbinnen & Co.
(301) 869-9800, ext. 2013	(212) 477-9007, ext. 16	(212) 687-8080

BIOVERIS REPORTS THIRD QUARTER FISCAL 2007 RESULTS

GAITHERSBURG, MD, February 6, 2007 — BioVeris Corporation (NASDAQ: BIOV) reported today the financial results for its fiscal third quarter ended December 31, 2006.

BioVeris recorded revenues of $9.1 million for the fiscal 2007 third quarter ended December 31, 2006, compared to $5.5 million in the corresponding prior year period. Revenues for the nine months ended December 31, 2006 were $18.7 million, compared to $16.5 million in the corresponding prior year period.

Revenues include product sales, which were $5.6 million for the three months ended December 31, 2006, compared to $5.1 million in the corresponding prior year period. Product sales were $14.1 million for the nine months ended December 31, 2006, compared to $15.4 million in the corresponding prior year period. Sales of biosecurity products for the three and nine months ended December 31, 2006 were $2.7 million and $6.3 million, respectively, compared to $1.8 million and $7.2 million in the respective prior year periods. Sales of products for the life science market for the three and nine months ended December 31, 2006 were $2.9 million and $7.8 million, respectively, compared to $3.3 million and $8.2 million in the respective prior year periods. These changes in product sales reflect the change of orders and product deliveries which are based on customers’ requirements.

During the three months ended December 31, 2006, BioVeris also received and recognized as revenue, a $2.8 million payment from Roche Diagnostics, an operating division of F. Hoffman LaRoche Ltd (Roche). This payment represents Roche’s unilateral, preliminary calculation of amounts owed to BioVeris for Roche’s sales to certain customers in 2004 that were outside Roche’s licensed field, under a license agreement between the parties. BioVeris has notified Roche that the $2.8 million payment does not represent full satisfaction of Roche’s obligations for 2004 out-of-field sales and BioVeris has expressly reserved all rights to seek additional payments. Additionally, BioVeris does not believe that this payment is indicative of amounts that will be owed for years after 2004.

Product costs were $2.2 million (39% of total product sales) for the quarter ended December 31, 2006 compared to $2.5 million (49% of total product sales) in the corresponding prior year period. Product costs were $7.9 million (56% of total product sales) for the nine months ended

December 31, 2006 compared to $6.6 million (43% of total product sales) in the corresponding prior year period. The current year includes approximately $300,000 and $800,000 of costs incurred during the three and nine month periods, respectively, in connection with detection module upgrades for certain existing customers. During the three months ended December 31, 2006, approximately $200,000 of costs associated with BioVeris’ Quality Systems Initiative (QSI), which were not clearly related to production, were reclassified as research and development expenses. Product costs also decreased in the current quarter by approximately $400,000 due to higher margin reagent sales being a larger component of the sales mix. Product costs increased in the current nine month period due to higher service costs related to instrumentation.

Research and development expenses were $4.9 million for the quarter ended December 31, 2006, compared to $4.1 million in the corresponding prior year period. Research and development expenses were $13.5 million for the nine months ended December 31, 2006, compared to $13.1 million in the corresponding prior year period. During the three months ended December 31, 2006, approximately $200,000 of costs associated with BioVeris’ QSI project, which were not clearly related to production, were reclassified as research and development expenses. Research and development expenditures also increased in the current three and nine month periods due primarily to higher facilities and consulting costs. Research and development expenses primarily relate to ongoing development costs and product enhancements associated with vaccines, the M-SERIES family of products, development of new assays and research and development of new systems and technologies, including point-of-care products.

Selling, general and administrative expenses were $6.2 million in each of the quarters ended December 31, 2006 and 2005. Selling, general and administrative expenses were $18.5 million in the nine months ended December 31, 2006, compared to $18.8 million in the prior year period. Changes in selling, general and administrative costs in the quarter and nine months ended December 31, 2006 are primarily attributable to an increase in professional fees, including the fees of the independent field monitor reviewing Roche’s compliance with the license between Roche and BioVeris, and the independent auditor examining the sales and accounting records and accounts of all uses of BioVeris’ technology by Roche, offset by lower facilities costs and legal and accounting related fees.

The net loss for the quarter ended December 31, 2006 was $2.7 million ($0.10 per common share), compared to a net loss of $7.5 million ($0.28 per common share) in the corresponding prior year period. The net loss for the nine months ended December 31, 2006 was $17.1 million ($0.64 per common share), compared to a net loss of $20.7 million ($0.77 per common share) in the corresponding prior year period.

At December 31, 2006, the Company had cash, cash equivalents and short-term investments of $50.0 million.

BioVeris Corporation is a global health care and biosecurity company developing proprietary technologies in diagnostics and vaccinology. The Company is dedicated to the development and commercialization of innovative products and services for healthcare providers, their patients and their communities. BioVeris is headquartered in Gaithersburg, Maryland. Further information about BioVeris is available at www.bioveris.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that relate to future events or BioVeris’ future financial performance. All statements in this press release that are not historical facts, including any statements about future financial information, future payments from Roche and future financial or operational plans are hereby identified as “forward-looking statements.” The words “may,” “should,” “will,” “expect,” “could,” “anticipate,” “believe,” “estimate,” “plan,” “intend” and similar expressions have been used to identify certain of the forward-looking statements. In this press release, BioVeris has based these forward-looking statements on management’s current expectations, estimates and projections and they are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various important factors, including changes in BioVeris’ strategy and business plans; BioVeris’ ability to develop and introduce new or enhanced products; BioVeris’ ability to enter into new collaborations on favorable terms, if at all; and changes in general economic, business and industry conditions. The foregoing sets forth some, but not all, of the factors that could impact upon BioVeris’ ability to achieve results described in any forward-looking statements. A more complete description of the risks applicable to BioVeris is provided in the Company’s filings with the SEC available at the SEC’s web site at www.sec.gov. Investors are cautioned not to place undue reliance on these forward-looking statements. Investors also should understand that it is not possible to predict or identify all risk factors and that neither this list nor the factors identified in BioVeris’ SEC filings should be considered a complete statement of all potential risks and uncertainties. BioVeris has no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release.

(Financial data follows.)

BioVeris Corporation

Consolidated Statement of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
REVENUES:
Product sales	$5,583	$5,051	$14,143	$15,420
Roche payment	2,800	—	2,800	—
Royalty income	763	414	1,777	1,084
Total	9,146	5,465	18,720	16,504

OPERATING COSTS AND EXPENSES:
Product costs	2,160	2,459	7,949	6,625
Research and development	4,936	4,122	13,530	13,136
Selling, general, and administrative	6,238	6,238	18,458	18,816
Total	13,334	12,819	39,937	38,577

LOSS FROM OPERATIONS	(4,188)	(7,354)	(21,217)	(22,073)

INTEREST INCOME	1,285	116	3,742	2,684
OTHER, NET	179	(272)	350	(1,292)

NET LOSS	$(2,724)	$(7,510)	$(17,125)	$(20,681)

Net loss per common share (basic and diluted)	$(0.10)	$(0.28)	$(0.64)	$(0.77)

COMMON SHARES OUTSTANDING (basic and diluted)	26,959	26,841	26,923	26,793

BioVeris Corporation

Consolidated Balance Sheet

(In thousands)

(Unaudited)

	December 31, 2006	March 31, 2006

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$30,969	$29,693
Short-term investments	19,019	39,938
Accounts receivable, net	5,248	3,360
Note receivable- current	1,405	1,230
Inventory, net	7,108	5,429
Other current assets	1,822	2,508
Total current assets	65,571	82,158

Equipment and leasehold improvements, net	3,652	3,456

OTHER NONCURRENT ASSETS:
Note receivable, net	4,836	4,436
Technology licenses	13,894	15,356
Other	447	447
TOTAL ASSETS	$88,400	$105,853

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$5,001	$5,362
Accrued wages and benefits	1,591	1,862
Other current liabilities	780	1,520
Total current liabilities	7,372	8,744

NONCURRENT DEFERRED LIABILITIES	610	546
Total liabilities	7,982	9,290

SERIES B PREFERRED STOCK, 1,000 shares designated, issued and outstanding	7,500	7,500

STOCKHOLDERS’ EQUITY:
Preferred stock, par value $0.01 per share, 15,000,000 shares authorized, issuable in series:
Series A, 600,000 shares designated, none issued	-	-
Common stock, par value $0.001 per share, 100,000,000 shares authorized,
27,241,000 and 27,238,000 shares issued and outstanding
at December 31, 2006 and March 31, 2006, respectively	27	27
Additional paid-in capital	205,238	205,997
Deferred compensation	0	(1,688)
Accumulated other comprehensive loss	(9)	(128)
Accumulated deficit	(132,338)	(115,145)
Total stockholders' equity	72,918	89,063
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$88,400	$105,853

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